Dated December 15, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132201

Final Terms

General
Issuer: Toyota Motor Credit Corporation

Issuer Rating: Aaa/AAA

Agent: Morgan Stanley & Co. Incorporated

CUSIP: 89233PA48

Principal Amount: US $50,000,000 (may be increased prior to Original Issue
Date)

Trade Date: December 15, 2006

Original Issue Date: December 22, 2006

Stated Maturity Date: December 22, 2011

Coupon: 5.2500%

Issue Price: 100%

Net Proceeds to Issuer: 100%

Agent's Discount or Commission: 0.00%

Reoffer Price: Par

Business Days: New York

Minimum Denominations: $50,000 and $1,000 increments thereafter

Settlement: DTC

Form of Note: Book-entry only

Calculation Agent: Deutsche Bank Trust Company Americas

Specified Currency: U.S. Dollars

Redemption:
The Notes are subject to redemption by the Issuer, in whole, at Par, on December 22, 2008 with 10 calendar days notice

Interest
Interest Payment Dates:
Semiannually, on each June 22 and December 22, commencing with a first interest payment on June 22, 2007.

Interest Calculation Period:
The semiannual period from and including the Issue Date (in the case of the first Interest Payment Date) or previous Interest Payment Date, as applicable, to but excluding the next Interest Payment Date.

Day Count Convention: 30/360

Business Day Convention: Following

Period End Dates: Unadjusted

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6387.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by
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